Exhibit 99.1

Media Release Contact: Tatiana Stead, 703-720-2352 Tatiana.Stead@capitalone.com

FOR IMMEDIATE RELEASE: March 26, 2014

Capital One expects to repurchase $2.5 billion of shares of common stock through the end of the first quarter of 2015

Capital One Expects to Maintain Current Quarterly Dividend of $0.30 per Share

Capital One’s CCAR Capital Plan Receives No Objection from the Federal Reserve

McLean, Va. (March 26, 2014)—Capital One Financial Corporation (NYSE:COF) today announced that the Federal Reserve has completed its 2014 Comprehensive Capital Analysis and Review (“CCAR”) and did not object to Capital One’s proposed capital plan submitted on January 6, 2014. The company expects to maintain its quarterly dividend of $0.30 per share, subject to approval by its Board of Directors. In addition, the company’s Board of Directors has authorized the repurchase of up to $2.5 billion of shares of the company’s common stock through the end of the first quarter of 2015.

The timing and exact amount of any Capital One common stock repurchases will depend on various factors, including market conditions, Capital One’s capital position and amount of retained earnings. Capital One’s share repurchase program does not include specific price targets, may be executed through open market purchases or privately negotiated transactions, including utilizing Rule 10b5-1 programs, and may be suspended at any time.

Forward Looking Statements

Certain statements in this release are forward-looking statements, which involve a number of risks and uncertainties. Capital One cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Capital One files with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2013.

About Capital One

Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N.A., had $204.5 billion in deposits and $297 billion in total assets as of December 31, 2013. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has more than 900 branch locations primarily in New York, New Jersey, Texas, Louisiana, Maryland, Virginia and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.

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